Exhibit (n)(1)(i)

AMENDED SCHEDULE A

to the

 TWELFTH AMENDED AND RESTATED MULTIPLE CLASS PLAN

PURSUANT TO RULE 18f-3

for

VOYA EQUITY TRUST

Funds	Classes of Shares
	A	C	I	O	P3	R	R6	T	W
Voya Large-Cap Growth Fund	Ö	Ö	Ö	N/A	Ö	Ö	Ö	Ö	Ö
Voya Large Cap Value Fund	Ö	Ö	Ö	Ö	Ö	Ö	Ö	Ö	Ö
Voya MidCap Opportunities Fund	Ö	Ö	Ö	Ö	Ö	Ö	Ö	Ö	Ö
Voya Multi-Manager Mid Cap Value Fund	N/A	N/A	Ö	N/A	Ö	N/A	N/A	N/A	N/A
Voya Real Estate Fund	Ö	Ö	Ö	Ö	Ö	Ö	Ö	Ö	Ö
Voya SmallCap Opportunities Fund	Ö	Ö	Ö	N/A	Ö	Ö	Ö	Ö	Ö
Voya SMID Cap Growth Fund	Ö	N/A	Ö	N/A	Ö	N/A	Ö	Ö	N/A
Voya U.S. High Dividend Low Volatility Fund	Ö	N/A	Ö	N/A	Ö	N/A	N/A	Ö	N/A

Schedule A Last Amended:  September 14, 2018 to add Class P3 shares for Voya U.S. High Dividend Low Volatility Fund.